News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
215.553.8323

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2011 RESULTS

Philadelphia, Pennsylvania, May 3, 2011 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the first quarter ended March 27, 2011.

Net revenues for the first quarter of 2011 were $184.7 million compared to net revenues for the first quarter of 2010 of $187.5 million. Net loss attributable to Checkpoint Systems, Inc. for the first quarter of 2011 was $9.3 million, or $0.23 per diluted share, compared to net earnings attributable to Checkpoint Systems, Inc. for the first quarter of 2010 of $3.5 million, or $0.09 per diluted share. Non-GAAP net loss attributable to Checkpoint Systems, Inc. for the first quarter of 2011 excluding restructuring expenses was $8.2 million, or $0.20 per diluted share. Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the first quarter of 2010 were $4.0 million, or $0.10 per diluted share. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

“Gross profit margin for the quarter declined from the comparable period one year ago and had a significant impact on our bottom line,” said Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems. “The decline in our EAS consumables businesses and Apparel Labeling Solutions was principally due to new RF label product introductions. We have been surprised by the speed with which customers have adopted our new RF label technology. Strategically this is good news for Checkpoint in the long run, as it migrates us away from the vanilla EAS label base, which although very profitable, is subject to increasing competition. The expansion of production of products employing this new technology also created unanticipated cost pressures in late 2010, which have extended into 2011. We have implemented actions that will improve this product transition that will protect and improve the margins. From the costing information visible in March and April it is clear that costs for the new products are now coming down and this will continue as productivity improves and as outside production is in-sourced. We are taking strong pricing action across all businesses and this will be completed by June. I expect a sequential improvement in the overall margins of the Company beginning in the second quarter and this is all included in the guidance provided to shareholders today."

Mr van der Merwe continued, “For the first quarter of 2011, our net revenues experienced a minor decline principally due to the EAS consumables businesses. Although our Hard Tag @ Source™ business nearly doubled from the fourth quarter, and while this performance was consistent with our expectations, it was well off the levels of one year ago when a highly successful program with a major European retailer started to peak. We believe that revenues in this business will continue to increase. To a much lesser degree, our EAS labels business declined due to lower than anticipated business with certain European accounts. We believe this is only temporary. The remaining businesses finished the quarter effectively at last year’s comparable quarter levels.”

van der Merwe concluded, “Despite the issues we encountered in the first quarter, I remain confident that the progress we made in 2010 coupled with the actions we are now taking will provide a solid foundation for both top-line and bottom-line growth in the future. Our focus continues to be on the converging fields of shrink management, merchandise visibility and apparel labeling. In addition, we successfully launched the North America phase of our global ERP system initiative at the beginning of the second quarter. This deployment will facilitate improvements in the bottom line over the remainder of the year.”

Selected analysis and discussion for the first quarter of 2011:

•
Net revenues decreased 1.5%. This decrease was principally due to a decline in organic growth of 1.9%, driven by the Shrink Management Solutions segment, notably EAS consumables, which includes Hard Tag @ Source. Foreign currency effects resulted in a 0.4% net revenues increase compared to the first quarter of 2010, driven principally by the weakened dollar versus the euro.

•
Gross profit margin was 38.1% compared to 43.0 % for the first quarter of 2010. The decrease was principally due to lower gross margins in EAS consumables and Apparel Labeling Solutions, which were impacted by delays in capturing cost efficiencies, as we expanded new product and specialty label capacity, coupled with pricing that did not reflect enhanced capabilities of these products. Also contributing to the decline was our typically lower margin CheckView® business, where gross margins were impacted by customer and product mix as well as cost associated with obsolete inventory. Additionally, revenue reduction in our strong gross margin Hard Tag @ Source business contributed to the decline.

•
Selling, general and administrative (SG&A) expenses were $74.6 million compared to $69.8 million for the first quarter of 2010. The increase was due primarily to costs associated with building internal capabilities prior to implementing our company-wide ERP system and associated SG&A restructuring initiatives. A one-time expense resulting from lower than expected forfeitures in share-based compensation also increased SG&A expense in 2011.

•
GAAP operating loss was $10.6 million compared to income of $5.6 million for the first quarter of 2010. Non-GAAP operating loss excluding restructuring expenses was $9.0 million, or 4.9% of net revenues. Non-GAAP operating income for the first quarter of 2010 was $6.1 million, or 3.2% of net revenues. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Restructuring expenses were $1.6 million due to the selling, general, and administrative restructuring plan.

•	Effective tax rate was 16.5% compared to 30.6% for the first quarter of 2010.

•	Cash flow provided by operating activities was $11.0 million compared to cash flow used in operating activities of $4.4 million for the first quarter of 2010.

•
At March 27, 2011, cash and cash equivalents were $188.6 million compared to $173.8 million at December 26, 2010, and total debt was $143.2 million compared to $141.9 million at December 26, 2010. Capital expenditures were $4.3 million for the first quarter of 2011.

Outlook for 2011

Checkpoint previously provided guidance for 2011, which is summarized below. This guidance is being reaffirmed today with the only change being a $10.0 million improvement to the range of free cash flow. Additionally, as in the past, results are expected to include the impact of one or more major transactions in the remainder of the year. This guidance does not include the impact of unusual charges, such as additional restructuring expenses that the Company may incur during the year, and assumes a continuation of current exchange rates. This guidance continues to include the impact of the acquisition of Shore to Shore, Inc. commencing in the second quarter.

•	Net revenues are expected to be in the range of $910.0 million to $950.0 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $1.27 to $1.41.

•	Non-GAAP operating income margin is expected to be in the range of 7.7% to 8.4%.

•	An annualized tax rate is expected to be in the range of 20% to 23%.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $45.0 million to $55.0 million.

Checkpoint Systems will host a conference call today, May 3, 2011, at 11:00 AM Eastern Time, to discuss its 2011 first quarter results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the webcast at http://ir.checkpointsystems.com. A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform. As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: satisfaction of applicable closing conditions in our agreement to acquire the Shore to Shore business; amendments to the Shore to Shore purchase agreement prior to closing; our ability to integrate this and other acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended
	March 27, 2011	March 28, 2010

Net revenues	$ 184,673	$ 187,456
Cost of revenues	114,299	106,905
Gross profit	70,374	80,551

Selling, general, and administrative expenses	74,569	69,802
Research and development	4,789	4,692
Restructuring expenses	1,597	436
Operating (loss) income	(10,581)	5,621
Interest income	966	668
Interest expense	1,642	1,600
Other gain (loss), net	110	266
(Loss) earnings from operations before income taxes	(11,147)	4,955
Income taxes	(1,836)	1,518
Net (loss) earnings	(9,311)	3,437
Less: (loss) attributable to noncontrolling interests	—	(69)
Net (loss) earnings attributable to Checkpoint Systems, Inc.	$ (9,311)	$ 3,506
Net (loss) earnings attributable to Checkpoint Systems, Inc., per Common Shares:

Basic (loss) earnings per share	$ (0.23)	$ 0.09

Diluted (loss) earnings per share	$ (0.23)	$ 0.09

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(amounts in thousands)

	March 27, 2011	December 26, 2010
(unaudited)

Cash and Cash Equivalents	$ 188,646	$ 173,802
Working Capital	$ 304,839	$ 298,794
Current Assets	$ 532,962	$ 512,829
Total Debt	$ 143,189	$ 141,949
Total Equity	$ 595,848	$ 584,291
Total Assets	$ 1,068,543	$ 1,035,273

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter (13 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating (Loss) Income:	March 27, 2011	March 28, 2010

Net revenues	$ 184,673	$ 187,456

GAAP operating (loss) income	(10,581)	5,621

Non-GAAP adjustments:

Restructuring expenses	1,597	436
Adjusted Non-GAAP operating (loss) income	$ (8,984)	$ 6,057

GAAP operating margin	(5.7)%	3.0%
Adjusted Non-GAAP operating margin	(4.9)%	3.2%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended
Reconciliation of GAAP to Non-GAAP (loss) earnings attributable to Checkpoint Systems, Inc.:	March 28, 2010	March 29, 2009

(Loss) earnings attributable to Checkpoint Systems, Inc., as reported	$ (9,311)	$ 3,506

Non-GAAP adjustments:

Restructuring expenses, net of tax (1)	1,144	449
Adjusted net (loss) earnings attributable to Checkpoint Systems, Inc.	$ (8,167)	$ 3,955

Reported diluted shares	40,331	40,102

Adjusted diluted shares	40,331	40,102

Reported net (loss) earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ (0.23)	$ 0.09

Adjusted net (loss) earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ (0.20)	$ 0.10

The tax rate on restructuring expense for the first quarter of 2010 was negative 2.9% due to a release of restructuring expense in subsidiaries with higher tax rates while the majority of restructuring expense was realized in subsidiaries with lower tax rates. The tax rate on restructuring expense for the first quarter of 2011 was 28.4%